Exhibit 99.1
For Release at 7:00 AM Eastern on March 16, 2010
DSW INC. REPORTS 2009 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS;
PROVIDES 2010 ANNUAL OUTLOOK
COLUMBUS, Ohio, March 16, 2010 /PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $13.4 million on net sales of $402.6 million for the fourth quarter ended January 30, 2010, compared with a net loss of $7.5 million on net sales of $348.2 million for the fourth quarter ended January 31, 2009. Same store sales increased 12.9% versus a decrease of 7.2% last year.
Diluted earnings per share were $0.30 for the fourth quarter of fiscal 2009 compared with a diluted loss per share of $0.17 for the same period last year.
Annual Results
Net income was $54.7 million on net sales of $1.60 billion for the year ended January 30, 2010, compared with net income of $26.9 million on net sales of $1.46 billion for the year ended January 31, 2009. Same store sales increased 3.2% versus a decrease of 5.9% last year.
Diluted earnings per share were $1.23 for the year ended January 30, 2010 compared with diluted earnings per share of $0.61 for the same period last year.
Fiscal 2010 Annual Outlook
The Company estimates 2010 annual comparable stores sales in the low-single digit range and 2010 annual diluted earnings per share of approximately $1.35 to $1.45. The Company plans to open approximately 10 stores during the year.
The Company will discuss its 2010 annual outlook on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 1-800-265-0241 and reference passcode 82131851. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 41297339. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.
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About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of March 16, 2010, DSW operated 306 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 354 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; risks related to our cash and investments; the success of dsw.com; RVI’s lease of an office facility; our ability to secure a replacement credit facility upon the expiration of our existing credit facility; and liquidity risks at Retail Ventures and their impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 30,	January 31,
	2010	2009

ASSETS
Cash and equivalents	$125,020	$54,782
Short-term investments, net	164,265	101,404
Accounts receivable, net	5,529	7,187
Inventories	262,284	244,008
Prepaid expenses and other current assets	20,762	24,790
Deferred income taxes	29,130	21,876

Total current assets	606,990	454,047

Property and equipment, net	206,424	233,366
Goodwill	25,899	25,899
Deferred income taxes and other assets	11,443	7,885

Total assets	$850,756	$721,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$120,559	$95,211
Accrued expenses	104,160	63,115

Total current liabilities	224,719	158,326

Non-current liabilities	101,156	97,287
Total shareholders’ equity	524,881	465,584

Total liabilities and shareholders’ equity	$850,756	$721,197

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Fifty-two weeks ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Net sales	$402,648	$348,150	$1,602,605	$1,462,944
Cost of sales	(285,084)	(276,267)	(1,135,113)	(1,083,845)

Gross profit	117,564	71,883	467,492	379,099
Operating expenses	(92,294)	(83,672)	(374,037)	(336,286)

Operating profit (loss)	25,270	(11,789)	93,455	42,813
Interest (expense) income, net	(474)	777	803	2,606
Non-operating expense, net	(1,746)	(1,134)	(2,367)	(1,134)

Earnings (loss) before income taxes	23,050	(12,146)	91,891	44,285
Income tax (provision) benefit	(9,652)	4,625	(37,150)	(17,383)

Net income (loss)	$13,398	$(7,521)	$54,741	$26,902

Basic and diluted earnings (loss) per share:
Basic	$0.30	$(0.17)	$1.24	$0.61
Diluted	$0.30	$(0.17)	$1.23	$0.61
Shares used in per share calculations:
Basic	44,136	44,016	44,093	43,998
Diluted	44,871	44,016	44,517	44,218

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